Exhibit 5.1

Dykema Gossett PLLC
Suite 300
39577 Woodward Avenue
Bloomfield Hills, Michigan 48304

WWW.DYKEMA.COM

Tel:	(248) 203-0700
Fax:	(248) 203-0763

March 19, 2012

Aastrom Biosciences, Inc.

Domino’s Farm, Lobby K

24 Frank Lloyd Wright Dr.

Ann Arbor, Michigan 48105

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

As special counsel to Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), we are rendering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3, (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to 4,525,978 shares of common stock (the “Warrant Shares”) that are issuable upon the exercise of Class A warrants  (the “Class A Warrants”) previously offered and sold by the Company pursuant to the Class A Warrant Agreement dated January 21, 2010 between the Company and Continental Stock Transfer & Trust Company (the “Class A Warrant Agreement”).

In rendering our opinion, we have examined the Registration Statement (including the exhibits thereto), the Class A Warrant Agreement and the form of Class A Warrants, the originals or copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation and the Bylaws of the Company as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company and the issuance and sale of the Warrant Shares as we have deemed appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due execution and delivery are a prerequisite to the effectiveness thereof.  As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.  We have assumed that payment and delivery of the Warrant Shares is made in

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accordance with the terms set forth in the Class A Warrant Agreement and the Class A Warrants and that the terms set forth in such agreements are in accordance with the resolutions of the Company’s Board of Directors approving the issuance and sale of the Warrant Shares.  In addition, we have assumed that the certificates representing the Warrant Shares will be duly executed and delivered.

On the basis of the foregoing, we are of the opinion that the Warrant Shares have been duly authorized and, when and to the extent issued against payment of the exercise price therefore and in accordance with the terms of the Class A Warrants and the Class A Warrant Agreement, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is based exclusively on the applicable provisions of the Michigan Business Corporation Act as in effect on the date hereof.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.  Such consent does not constitute a consent under Section 7 of the Act, since we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DYKEMA GOSSETT PLLC

/WWK